Exhibit 14.01

DEXCOM, INC.

CODE OF CONDUCT AND ETHICS

FOR CHIEF EXECUTIVE OFFICER AND
SENIOR FINANCE DEPARTMENT PERSONNEL

1.             Introduction

As a public company, it is of critical importance that the reports of DexCom, Inc. (“DexCom” or the “Company”) filed with the Securities and Exchange Commission be accurate, complete and timely.  The Company expects all of its personnel to take this responsibility very seriously and to provide prompt and accurate answers to inquiries related to the Company’s public disclosure requirements.

The Company’s Finance Department has a special responsibility to promote integrity throughout the organization, with responsibilities to stakeholders both inside and outside the Company.  As such, the Board of Directors of DexCom requires that the Chief Executive Officer and senior Finance Department personnel adhere to the following ethical principles and accept the obligation to foster a culture throughout DexCom as a whole that ensures the accurate and timely reporting of DexCom’s financial results and condition.

2.             Responsibilities

Because of their special role, the Chief Executive Officer, Chief Financial Officer, Corporate Controller and any other persons performing similar functions (the “Reporting Employees”) are bound by the following Code of Conduct and Ethics, as well as the separate Code of Conduct and Ethics applicable to all Company employees. By accepting this document, each Reporting Employee agrees that he or she will adhere to and advocate the following principles and responsibilities governing professional and ethical conduct:

2.1          Standard of Conduct

Act with honesty and integrity and use due care and diligence in performing his or her responsibilities to the Company.

2.2          Conflicts of Interest

Avoid situations that represent actual or apparent conflicts of interest with his or her responsibilities to Company, and disclose promptly to the Audit Committee any transaction or personal or professional relationship that reasonably could be expected to give rise to such an actual or apparent conflict.  Without limiting the foregoing, and for the sake of avoiding an implication of impropriety, Reporting Employees shall not:

•                                          Accept any material gift or other gratuitous benefit from a customer, distributor, supplier or vendor of products or services, including professional services, to the Company (this prohibition is not intended to preclude ordinary course entertainment or similar social events);

•                                          Invest or maintain any investment in any privately-held company that is a customer, distributor, supplier or vendor of the Company where the Reporting Employee, either directly or through people in his or her chain of command, has responsibility or ability to affect or implement DexCom’s relationship with the other company, except with the approval of the disinterested members of the Company’s Board of Directors; or

•                                          Invest or maintain more than a passive investment of greater that 1% of the outstanding shares in a public company that is a customer, distributor, supplier or vendor of the Company.

2.3          Information

Provide the appropriate Company personnel with information that is accurate, complete, objective, relevant, timely and understandable, including information for inclusion in the Company’s submissions to governmental agencies or in public statements.

2.4          Legal Compliance

Comply with applicable laws, rules, and regulations of federal, state and local governments, and of any applicable public or private regulatory and listing authorities.

2.5          Confidentiality

Respect and safeguard the confidentiality of information acquired in the course of his or her work except when authorized or legally obligated to disclose such information.

2.6          Assets

Maintain responsible use of and control over all assets and resources entrusted to each Reporting Employee.

2.7          Cooperation with Auditors

Work cooperatively with the Company’s independent auditors in their review of the Company’s financial statements and disclosure documents.

2.8          Reporting Violations

Promptly report violations of this Code to the Audit Committee.

2.9          Accountability

Be accountable for his or her compliance with this Code as well as all those under supervision to whom the Code applies.

3.             Modifications

This Code of Conduct and Ethics shall be reviewed periodically by the Board of Directors or a committee thereof and shall be updated as deemed appropriate or necessary by the Board and/or such committee.  Company management shall obtain written acceptance of this

Code and maintain records thereof from each Reporting Employee.  A copy of this Code of Conduct and Ethics and any subsequent updates hereto shall be made available to the public on DexCom’s website.

Acknowledgment

I acknowledge that I have received a copy of DexCom, Inc.’s Code of Conduct and Ethics for the Chief Executive Officer and Senior Finance Department Personnel (the “C.E.O. and Finance Code”).

By signing this document I signify that I understand that DexCom’s Chief Executive Officer and Senior Finance Department Personnel are expected to adhere to the principles and standards of this C.E.O. and Finance Code.

I affirm that I personally will strive to conduct all business affairs in which I am involved on the Company’s behalf ethically, in keeping with the spirit and intent of the C.E.O. and Finance Code.

By signing this document I further acknowledge that I understand that engaging in unethical conduct is grounds for disciplinary action, up to and including termination of employment with DexCom.

/s/ Andrew P. Rasdal
Signature

Andrew P. Rasdal
Print Name

President, Chief Executive Officer and Director
Title

February 27, 2006
Date

/s/ Steven J. Kemper
Signature

Steven J. Kemper
Print Name

Chief Financial Officer
Title

February 27, 2006
Date